Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of November 5, 2004 (the “Effective Date”), by and between Innerworkings, LLC, a Delaware limited liability company (the “Company”), and Steve Zuccarini (“Zuccarini”).

1. Employment; Position and Duties. The Company agrees to employ Zuccarini, and Zuccarini agrees to be employed by the Company, upon the terms and conditions of this Agreement. Zuccarini shall be employed by the Company as the Company’s Chief Executive Officer reporting to the Managers of the Company. In this capacity, Zuccarini agrees to devote his full time, energy and skill to the faithful performance of his duties herein, and shall perform the duties and carry out the responsibilities assigned to him to the best of his ability and in a diligent, businesslike and efficient manner. Zuccarini’s duties shall include all those duties customarily performed by the Chief Executive Officer, as well as those additional duties commensurate with his position as Chief Executive Officer that may be reasonably assigned by the Managers. Zuccarini shall comply with any policies and procedures established for Company employees, including without limitation, those policies and procedures contained in the Company’s employee handbook previously delivered to Zuccarini.

2. Manager Meetings. Zuccarini shall be entitled to attend all meetings of the Managers of the Company in a non-voting, observer capacity; provided, that the Managers may exclude Zuccarini from any portion of a meeting if the Managers believes in good faith that such exclusion is reasonably necessary for the effective management of the Company or to preserve the confidentiality or privileged nature of certain information.

3. Term of Employment. This Agreement shall become effective upon the Effective Date. The term of this Agreement shall commence on November 29, 2004 and shall expire on January 2, 2009, unless earlier terminated by either parry, in accordance with the terms of this Agreement and/or the following sentence. This Agreement may be terminated by Zuccarini or by the Company through a majority vote of its Managers or by the Company through a majority vote of the holders of the Company’s Series B Membership Units, at any time, with or without Cause (as defined below). Upon the termination of Zuccarini’s employment with the Company for any reason, neither party shall have any further obligation or liability under this Agreement to the other party, except as set forth in Sections 6, 7, 8, 9, 10, 11 and 12 of this Agreement.

4. Compensation. Zuccarini shall be compensated by the Company for his services as follows:

(a) Base Salary. During the term of this Agreement, Zuccarini shall be paid a base salary (“Base Salary”) of $25,000.00 per month (or $300,000.00 on an annualized basis), subject to applicable withholding, in accordance with the Company’s normal payroll procedures. Zuccarini’s salary shall be reviewed on an annual basis by the Managers of the Company for possible increase (but not decrease) based on the Company’s operating results and financial condition, salaries paid to other Company executives, and general marketplace and other applicable considerations. Such increased Base Salary, if any, shall then constitute Zuccarini’s “Base Salary” for purposes of this Agreement.

(b) Benefits. During the term of this Agreement, Zuccarini shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under any of the Company’s executive and employee benefit plans, insurance programs and/or indemnification agreements, as may be in effect from time to time, subject to any applicable waiting periods and other restrictions. In addition, Zuccarini shall be entitled to the benefits afforded to other members of senior management under the Company’s vacation, holiday and business expense reimbursement policies.

(c) Bonuses.

(i) Performance Bonus. In addition to the Base Salary, Zuccarini shall be eligible to receive an annual performance bonus (“Performance Bonus”) of up to one hundred percent (100%) of his Base Salary. The Performance Bonus shall be a discretionary bonus, determined in the sole discretion of the Managers of the Company, based upon Zuccarini’s performance of his duties and the Company’s financial performance, as well certain performance targets that are approved by the Managers of the Company. The Performance Bonus shall be paid within 45 days following the end of each fiscal year of the Company.

(ii) Special Bonus. Zuccarini shall be entitled to receive a special one-time cash bonus (“Special Bonus”) of $450,000 (four hundred fifty thousand dollars) in the event that all of the following conditions are satisfied on January 1, 2008: (1) Zuccarini shall not have been terminated for any reason prior to January 1, 2008; (2) the Company shall not have consummated a Liquidity Event (as defined below) pursuant to which Zuccarini had an opportunity to participate in such Liquidity Event; and (3) the Company shall not have sold, and shall not be currently engaged in the process of selling, any of its equity securities pursuant to an underwritten Public Offering (as defined below). Notwithstanding the foregoing, in the event that Zuccarini terminates this Agreement for Good Reason (as defined below) or the Company terminates this Agreement without Cause between January 1, 2007 and December 31, 2007, Zuccarini shall be entitled to receive a portion of the Special Bonus, if all of the conditions listed above have been met, equal to $450,000 (four hundred and fifty thousand dollars) multiplied by a fraction, the numerator of which is the number of full months that Zuccarini was employed by the Company between January 1, 2005 and January 1, 2008, the denominator of which is thirty-six (36);

For purposes of this Agreement, a “Liquidity Event” means any capital reorganization, recapitalization, consolidation, merger or sale of the Company’s assets or outstanding securities to or with another person or entity which is effected in a manner that holders of Membership Units of the Company are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Membership Units.

For purposes of this Agreement, a “Public Offering” means any offering by the Company of its equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or any comparable statement under any similar federal law then in force.

(d) Expenses. In addition to reimbursement for business expenses incurred by Zuccarini in the normal and ordinary course of his employment by the Company pursuant to the Company’s standard business expense reimbursement policies and procedures, the Company shall reimburse Zuccarini for the full amount of his insurance costs should he elect to participate in the Company’s insurance program(s).

5. Unit Options. Concurrently with the execution of this Agreement, Zuccarini shall be granted one or more options to purchase an aggregate of 1,500,000 A Common Non-Voting Units of the Company (the “Options”) at a purchase price of $0.50 per Unit. The Units acquired upon exercise of the Options shall be subject to (i) a right of repurchase as defined in the LLC Agreement and/or the 2004 Unit Option Plan and (ii) a right of first refusal which shall terminate upon the completion of the Company’s initial Public Offering (as defined below). In the event that Zuccarini’s employment with the Company is terminated, Zuccarini shall have ninety (90) days following such termination to exercise any vested Options; provided, however, that in the case of termination due to death or disability, such period to exercise shall be six (6) months. Notwithstanding the foregoing, the Options shall not be exercisable after the expiration of their terms. The Options shall vest as follows: 300,000 Units on November 29, 2004 (which options shall be immediately exercisable); an additional 300,000 Units on January 1, 2006; an additional 300,000 Units on January 1, 2007; an additional 300,000 Units on January 1, 2008; and an additional 300,000 Units on January 1, 2009. Except as provided herein, such Options shall be subject to the terms of the Company’s 2004 Unit Option Plan and the option agreements provided to Zuccarini pursuant to the plan, and Zuccarini’s receipt of the Options shall be subject to his executing such option agreement. A copy of each of the 2004 Unit Option Plan and such option agreement are attached hereto as Exhibit A and Exhibit B, respectively. The Company shall permit Zuccarini to exercise off all the Options by tending to the Company a full recourse note secured by the Units acquired upon exercise, which note shall bear interest at the minimum rate permitted by law. The number of Units and option price per Unit set forth in this Section 5 shall be adjusted to reflect any Unit splits or Unit dividends after the Effective Date.

(a) Right to Vote. Upon full vesting of all 1,500,000 Options specified above, and upon Zuccarini exercising all of the Options as set forth in Section 5 above, the Units shall convert from A Common Non-Voting Units to A Common Units. The Managers agree to take any and all reasonable actions to effectuate this conversion in voting status at that time.

(b) Acceleration of Options. The vesting of the Options shall accelerate in the event that any of the following shall occur during the term of this Agreement: (1) Zuccarini generates GAAP-certified gross margin on accounts that he sold, without commissions being paid, in an amount no less then $10,000,000 (ten million dollars) in any rolling, consecutive twelve (12) month period, based on cash collections and as determined by the Company’s accountants; (2) the GAAP-certified EBITDA of the Company equals or exceeds $20,000,000 (twenty million dollars) in any fiscal year, as determined by the Company’s accountants; (3) the sale to any third party of at least twenty five percent (25%) of the total then-outstanding Membership Units of the Company for a cash or publicly traded stock purchase price equal to at least $3.50 (three dollars and fifty cents) per Unit; or (4) the Company consummates a Qualified Initial Public Offering defined as the Company’s Stock is thereafter publicly traded on a nationally recognized public stock exchange.

(c) Additional Grant of Options. In addition to the Options covering 1,500,000 (one million five hundred thousand) Units listed above, during his tenure as Chief Executive Officer, Zuccarini shall be eligible to receive an additional one-time Option grant covering 600,000 (six hundred thousand) Units, which shall be fully vested and immediately exercisable, under the same terms as defined above, in the event that any of the following shall occur during the term of this Agreement: (1) Zuccarini generates GAAP-certified gross margin on accounts that he sold, without commissions being paid, in an amount no less then $20,000,000 (twenty million dollars) in any rolling, consecutive twelve (12) month period, based on cash collections and as determined by the Company’s accountants; (2) the GAAP-certified EBITDA of the Company equals or exceeds $30,000,000 (thirty million dollars) in any fiscal year, as determined by the Company’s accountants; or (3) the sale to any third party of at least twenty five percent (25%) of the total then-outstanding Membership Units of the Company for a cash purchase price equal to at least $5.50 (five dollars and fifty cents) per Unit.

6. Benefits Upon Termination.

(a) Termination for Cause or Termination for Other than Good Reason. In the event of the termination of Zuccarini’s employment by the Company for Cause (as defined below), the termination of Zuccarini’s employment by reason of his death or disability, or the termination of Zuccarini’s employment by Zuccarini for any reason other than Good Reason (as defined below), Zuccarini shall be entitled to no further compensation or benefits from the Company other than those earned under Sections 4(a), 4(b), and 4(c) through the date of termination, or in the case of any Options, vested through the date of termination. Any unvested portion of the Options shall thereupon terminate immediately.

For purposes of this Agreement, a termination for “Cause” occurs if Zuccarini’s employment is terminated by the Company for any of the following reasons:

(i) his failure to perform reasonably assigned duties as Chief Executive Officer of the Company after written notice of such failure and a reasonable opportunity to remedy such failure,

(ii) theft, dishonesty, or falsification of any employment or Company records by Zuccarini;

(iii) the determination by the Managers or the holders of a majority of the Company’s Membership Units that Zuccarini has committed an act or acts constituting a felony or any act involving moral turpitude;

(iv) the determination by the Managers or the holders of a majority of the Company’s Membership Units that Zuccarini has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

(v) the material breach by Zuccarini of any provision of this Agreement after written notice of such breach and a reasonable opportunity to cure such breach;

provided, however, that clause (i) above shall not apply after the earlier of the date (A) the Company consummates its initial public offering of its securities pursuant to a registration under the Securities Act, or (B) the Company consummates an equity financing that values the Company at a price greater than $8.00 (subject to adjustment for any stock splits or stock dividends after the Effective Date) per Unit (or other equivalent security).

For purposes of this Agreement, a termination for “Good Reason” occurs if Zuccarini terminates his employment for any of the following reasons:

(i) the Company materially reduces Zuccarini’s duties or responsibilities below what is customary for a Chief Executive Officer or President of a business that is similar to Company without Zuccarini’s consent;

(ii) the Company requires Zuccarini to relocate his office more than 100 miles from the current office of the Company without his consent; or

(iii) the Company has breached the terms of this Agreement and such breach continues for more than thirty (30) days after notice from Zuccarini to the Company specifying the action which constitutes the breach and demanding its discontinuance.

(b) Termination Without Cause or Termination for Good Reason. If Zuccarini’s employment is terminated by the Company for any reason other than for Cause or by reason of his death or disability, or if Zuccarini’s employment is terminated by Zuccarini for Good Reason, Zuccarini shall be entitled to:

(i) receive continued payment of his Base Salary, less applicable withholding, in accordance with the Company’s normal payroll procedures, for twelve (12) months following the termination of Zuccarini’s employment; and

(ii) additional vesting of the greater of (a) 150,000 Units covered by Option(s) or (b) if Zuccarini’s employment hereunder is terminated between July 1 and December 31 in any year, an amount of unvested Options equal to 300,000 multiplied by a fraction, the numerator of which is the number of full months that Zuccarini was employed by the Company during the calendar year in which the termination occurred and the denominator of which is twelve (12).

Notwithstanding anything to the contrary herein, no payments shall be due under this Section 6(b) unless and until Zuccarini shall have executed a general release and waiver of claims against the Company, consistent with Section 9 below, and in a form reasonably satisfactory to the Company, and the execution of such general release and waiver shall be a condition to Zuccarini’s rights under this Section 6(b).

7. Change of Control. If, during the three (3) months prior to the public announcement of a proposed Change of Control, or at any time following a Change of Control, Zuccarini’s employment is terminated by the Company for any reason other than Cause, or terminated by Zuccarini for Good Reason, Zuccarini shall be entitled to, in addition to the compensation and benefits outlined under Section 6(b) above, immediate vesting of an additional 450,000 Options as if Zuccarini’s employment had continued for a period of eighteen months following the termination. For purposes of this Agreement, a “Change of Control” shall have the same meaning as the term “Change of Control” set forth in the Company’s 2004 Unit Option Plan.

8. Employee Inventions and Proprietary Rights Assignment Agreement. Zuccarini agrees to abide by the terms and conditions of the Company’s standard Employee Inventions and Proprietary Rights Assignment Agreement as executed by Zuccarini and attached hereto as Exhibit C.

9. Covenants Not to Compete or Solicit. During Zuccarini’s employment and for a period of one (1) year following the termination of Zuccarini’s employment for any reason, or two (2) years if the Company elects (which election shall be made in writing within (60) sixty days following the date of termination), in its sole discretion, to pay Zuccarini his Base Salary for an additional twelve (12) months beyond the 12-month period described in Section 6(b)(i) above if due, Zuccarini shall not, anywhere in the Geographic Area (as defined below), other than on behalf of Company or with the prior written consent of Company, directly or indirectly:

(a) perform services for (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act or Section 12 of the Securities Exchange Act of 1934, as amended), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business purpose” (as defined below);

(b) induce or attempt to induce any customer, potential customer, supplier, licensee, licensor or business relation of Company to cease doing business with Company, or in any way interfere with the relationship between any customer, potential customer, supplier, licensee, licensor or business relation of Company or solicit the business of any customer or potential customer of Company, whether or not Zuccarini had personal contact with such entity; and

(c) solicit, encourage, hire or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee or Independent Contractor of Company or any subsidiary of Company to terminate his or his employment or relationship with Company or any subsidiary of the Company, other than in the discharge of his duties as an officer of the Company.

For the purpose of this Agreement, the term “competing business purpose” shall mean the sale or provision of any printed materials, items, or other products that are competitive with in any manner the products sold or offered by the Company during the term of this Agreement. The term “Geographic Area” shall mean the United States of America.

The covenants contained in this Section 9 shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding Sections. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 9 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

10. Equitable Remedies. Zuccarini acknowledges and agrees that the agreements and covenants set forth in Sections 8 and 9 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Zuccarini breaches any of the terms of said covenants, and that in the event of Zuccarini’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Zuccarini accordingly agrees that, in the event of any actual or threatened breach by Zuccarini of any of said covenants, the Company will be entitled to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 10 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

11. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Zuccarini and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Zuccarini acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

12. Attorneys’ Fees. Zuccarini shall be entitled to recover from the Company his reasonable attorneys’ fees and costs if he prevails in an action to enforce any right arising out of this Agreement.

13. Governing Law. This Agreement has been executed in the State of Illinois, and Zuccarini and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois, without regard to its conflicts of laws principles.

14. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that successor or assignee is the successor to substantially all of the assets of the Company, or a majority of its then outstanding Units, and that such successor or assignee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. In view of the personal nature of the services to be performed under this Agreement by Zuccarini, she shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

15. Entire Agreement. This Agreement, including its attached Exhibits, constitutes the entire employment agreement between Zuccarini and the Company regarding the terms and conditions of his employment, with the exception of (i) those provisions of the Company’s 2004 Unit Option Plan incorporated by reference pursuant to Section 7, (ii) the promissory note described in Section 5, and (iii) any stock option agreement between Zuccarini and the Company described in Section 5. This Agreement (including the documents described in clauses (i), (ii), and (iii) of this Section 15) supersedes all prior negotiations, representations or agreements between Zuccarini and the Company, whether written or oral, concerning Zuccarini’s employment.

16. No Conflict. Zuccarini represents and warrants to the Company that neither his entry into this Agreement nor his performance of his obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which Zuccarini is a party or by which Zuccarini is bound, including without limitation, any non-competition or confidentiality agreement previously entered into by Zuccarini.

17. Validity. Except as otherwise provided in Section 9, above, if any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

18. Modification. This Agreement may not be modified or amended except by a written agreement signed by Zuccarini and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

Innerworkings, LLC

Date:	11/5/04	By:	/s/ Authorized Signatory
		Name:	Authorized Signatory
Its:

Date:	11/5/04	/s/ Steve Zuccarini
Steve Zuccarini

EXHIBITS TO EMPLOYMENT AGREEMENT

Exhibit A – 2004 Unit Option Plan

Exhibit B – Option Agreement dated as of November 15, 2004

Exhibit C – Employee Inventions and Proprietary Rights Assignment Agreement

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of May 8, 2006 (the “Amendment Effective Date”), by and between Innerworkings, Inc., a Delaware corporation (the “Company”), and Steve Zuccarini (“Zuccarini”).

WHEREAS, the Company and Zuccarini are parties to an employment agreement dated November 5,2004 (the “2004 Agreement”); and

WHEREAS, the parties desire to amend certain terms of the 2004 Agreement under which Zuccarini shall continue to be employed by the Company; and

WHEREAS, the parties desire to set forth the amended terms and conditions, with the understanding that the remaining terms and conditions of the 2004 Agreement shall continue in full force and effect, except where amended by this Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. The first sentence of Section 3 of the 2004 Agreement (entitled “Term of Employment”) is amended to provide that the term of the 2004 Agreement shall expire on the sixth anniversary of the Amendment Effective Date, unless earlier terminated by either party, in accordance with the terms of the 2004 Agreement.

2. The first sentence of Section 4(a) of the 2004 Agreement (entitled “Base Salary”) is amended to provide that, beginning as of January 1, 2007, Zuccarini shall be paid a Base Salary of at least $37,500.00 per month (or $450,000.00 on an annualized basis), subject to applicable withholding, in accordance with the Company’s normal payroll procedures.

3. The first sentence of Section 4(c)(i) of the 2004 Agreement (entitled “Performance Bonus”) shall be deleted and replaced in its entirety by the following sentence:

In addition to the Base Salary, Zuccarini shall be eligible to receive an annual performance bonus (“Performance Bonus”).

4. The following Section 4(c)(iii) shall be added to the 2004 Agreement, effective January 1, 2007:

Targeted Bonus. In addition to the Base Salary and the bonuses described in Section 4(c)(i) and Section 4(c)(ii) above, Zuccarini shall be paid an annual targeted bonus (“Targeted Bonus”) equal to $150,000 (one hundred fifty thousand dollars), subject to the Company exceeding a target level of net income approved by the Board of Directors of the Company. The Targeted Bonus shall be paid within 45 days following the end of each fiscal year of the Company. For purposes of Section 6(a), the Targeted Bonus shall be deemed to be earned on the last day of each calendar year that Zuccarini remains employed by the Company, with the first such Targeted Bonus being earned on December 31, 2007.

5. The second sentence of the first paragraph of Section 5 of the 2004 Agreement, which reads as follows:

“The Units acquired upon exercise of the Options shall be subject to (i) a right of repurchase as defined in the LLC Agreement and/or the 2004 Unit Option Plan and (ii) a right of first refusal which shall terminate upon the completion of the Company’s initial Public Offering (as defined below).”

shall be deleted.

6. The eighth sentence of the first paragraph of Section 5 of the 2004 Agreement, which reads as follows:

“The Company shall permit Zuccarini to exercise all of the Options by tendering to the Company a full recourse note secured by the Units acquired upon exercise, which note shall bear interest at the minimum rate permitted by law.”

shall be deleted.

7. Whereas the Options described in Section 5(c) of the 2004 Agreement have not been granted and will not be granted, that section shall be deleted and replaced in its entirety by the following paragraph:

Additional Grant of Options. In addition to the Options described above in this Section 5, Zuccarini shall receive an additional one-time Option grant covering 750,000 (seven hundred fifty thousand) Shares on the Amendment Effective Date. The Options granted pursuant to this Section 5(c): (i) shall have an exercise price equal to $4.92 per Share, and (ii) shall vest in an amount equal to 125,000 Shares on each of the first six anniversaries of the Amendment Effective Date. Notwithstanding the foregoing, the Options granted pursuant to this subsection shall become fully vested upon a Change in Control, as defined in Section 7, and shall not vest upon any of the events described in Section 5(b) above. The Options shall become immediately exercisable upon vesting. Except as provided herein, such Options shall be subject to the terms of the Company’s 2004 Unit Option Plan and the option agreement provided to Zuccarini pursuant to the plan, and Zuccarini’s receipt of the Options shall be subject to his executing such option agreement The number of Shares and exercise price of the Options set forth in this Section 5(c) shall be adjusted to reflect any Share splits or Share dividends after the Amendment Effective Date.

8. Section 6(b)(i) of the 2004 Agreement shall be deleted and replaced in its entirety by the following paragraph:

receive an amount equal to $50,000 (fifty thousand dollars), less applicable withholding, in accordance with the Company’s normal payroll procedures, in

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each of the twenty-four (24) months following the termination of Zuccarini’s employment; and

9. Section 6(b)(ii) of the 2004 Agreement shall be deleted and replaced in its entirety by the following paragraph:

additional vesting of the Options that would have otherwise vested if Zuccarini had remained employed by the Company during the twenty-four (24) months following the termination of his employment. The effective date of such vesting shall be the date as of which Zuccarini’s employment is terminated.

10. Section 6(b) of the 2004 Agreement shall be amended by adding a new paragraph (iii) providing as follows:

(iii) receive, for the twenty-four (24) months following the termination of his employment, continuation of the employee benefits previously provided for Zuccarini and his dependents under Section 4(b); provided that such benefits continuation shall end earlier upon Zuccarini becoming eligible for comparable benefits by virtue of new employment

11. Section 6(b) of the 2004 Agreement shall be amended by adding the following sentence to the final paragraph:

Zuccarini shall have no duty to mitigate the payments under this Section 6(b) by seeking other employment, and except as specified in paragraph (iii), above, the Company shall not be entitled to set off against amounts payable hereunder any compensation which he may receive from subsequent employment.

12. The first paragraph of Section 9 shall be deleted and replaced in its entirety by the following paragraph:

During Zuccarini’s employment and for a period of two (2) years following the termination of Zuccarini’s employment for any reason, Zuccarini shall not, anywhere in the Geographic Area (as defined below), other than on behalf of the Company or with the prior written consent of the Company, directly or indirectly:

13. The following Section 19 shall be added to the 2004 Agreement:

Code Section 409A. In the event that any amount due to Zuccarini hereunder after the termination of his employment shall be considered to be deferred compensation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and it is determined that Zuccarini is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then the Company shall delay the payment of such amount for six (6) months after the termination of his employment (or until his death, if earlier) or for such other amount of time as may be necessary to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code. The parties agree to make such other amendments

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to this Agreement as are necessary to comply with the requirements of Section 409A of the Code.

14. All references in the 2004 Agreement to the Managers of the Company shall be deleted and replaced by references to the Board of Directors of the Company. All references in the 2004 Agreement to Units of the Company shall be deleted and replaced by references to shares of Company stock.

* * * * *

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first written above.

Innerworkings, Inc.

By:	/s/ Nick Galassi
Name:	Nick Galassi
Its:	CFO

/s/ Steve Zuccarini	5/8/06
Steve Zuccarini

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